Exhibit 23.6

CONSENT OF AUSENCO ENGINEERING CANADA INC.

The undersigned hereby consents to the inclusion in or incorporation by reference in (i) the Form 10-K of Trilogy Metals Inc. being filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended November 30, 2019 and (ii) the registration statements on Form S-3 (No. 333-220484 and No. 333-234164) and Form S-8 (No. 333-181020, No. 333-188950, No. 333-205102, No. 333-208149 and No. 333-234417) (the “Registration Statements”) of Trilogy Metals Inc. filed with the SEC, to any amendments or post-effective amendments to the Registration Statements and to any prospectuses or prospectus supplements thereto, of references to the Ausenco Engineering Canada Inc.’s name and to the use of the technical report titled “Arctic Project, Northwest Alaska, USA NI 43-101 Technical Report on Pre-Feasibility Study” dated effective February 20, 2018 and released April 6, 2018 (the “Technical Report”), and the use of scientific and technical information, including any reserve and resource estimates, from the Technical Report (collectively, the “Technical Information”), including extracts from or summaries of the Technical Information.

DATED: February 6, 2020
Ausenco Engineering Canada Inc.

\s\ Paul Staples
Name: Leonard (Paul) Staples Title: VP & Global Practice Lead, M&M